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                                                                   EXHIBIT 1.02


                         EXCEL REALTY TRUST, INC.
                         (a Maryland corporation)

                     1,500,000 shares of Common Stock

                              TERMS AGREEMENT


                                                                   June 26, 1996

To:  Excel Realty Trust, Inc.
      16955 Via Del Campo, Suite 110
      San Diego, California  92127

      Attention:  Chairman of the Board of Directors

Dear Sirs:

            We (the "Underwriter") understand that Excel Realty Trust, Inc., a Maryland corporation (the "Company"), proposes to issue and sell the number of shares set forth below of its Common Stock, $.01 par value (the "Common Stock," also referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriter offers to purchase 1,500,000 of Initial Underwritten Securities (as defined in the Underwriting Agreement referenced to below), and the Option Securities (as defined in the Underwriting Agreement referred to below) to the extent any are purchased, at the purchase price set forth below. The Underwriter will have 30 days from the date of this Terms Agreement to purchase any Option Securities. Payment shall be made to the Company in same-day funds payable to the order of the Company against delivery to the Underwriter of the Underwritten Securities.


        The Underwritten Securities shall have the following terms:

Title of Securities:  Common Stock
Number of Shares:  1,500,000
Public offering price per share:  $20.625
Purchase price per share:  $19.6182
Number of Option Securities, if any, that may be purchased by the Underwriter:  225,000 shares
Closing date and location: July 1, 1996 at the offices of Cahill Gordon & Reindel


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            All the provisions contained in the document attached as Annex A hereto entitled "Excel Realty Trust, Inc. - Common Stock, Warrants to Purchase Common Stock, Preferred Shares and Depositary Shares - Underwriting Agreement" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined. It is understood that the shares of Common Stock being purchased hereunder will be entitled to receive the $.46 per share dividend to be paid to all holders of record on July 1, 1996; in addition, to the extent any Option Securities are purchased by the Underwriter subsequent to July 1, 1996, the Company will pay to the Underwriter on the date the Option Securities are purchased an amount equal to $.46 per share for each Option Security so purchased (such aggregate amount to be deducted from the purchase price of the Option Securities).

            In lieu of Section 3(k) of the Underwriting Agreement and in consideration of the agreement by the Underwriter to purchase shares of Common Stock, the Company hereby agrees that it will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Common Stock, or any security ranking on a parity with the Common Stock or any security convertible into or exchangeable for or exercisable for Common Stock, or publicly announce an intent to take such action (except, in each of the foregoing instances, for Common Stock issued pursuant to reservations, agreements or other existing contractual obligations, employee benefit plans, dividend reinvestment plans, employee and director stock option plans or as partial or full payment to the seller of real property acquired or to be acquired by the Company), prior to the expiration of 30 days from the date hereof without the prior written consent of the Underwriter; provided, that, the consent of the Underwriter shall not be necessary for any sale of Common Stock during such 30-day period at a net price (after deducting any discounts or commissions) equal to or greater than the "Purchase price per share" above; provided, further, that the Company will in no event sell any Common Stock during such 30-day period at a price less than $20.00 per share (before deducting any discounts or commissions). Notwithstanding the foregoing, prior to the expiration of 30 days from the date hereof the Company will notify the Underwriter of any sale or proposed sale of Common Stock.

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            Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                              Very truly yours,

                              SMITH BARNEY INC.


                              By: /s/ JAMES C. COWLES
                                  ------------------------


Accepted:

EXCEL REALTY TRUST, INC.


By: /s/ GARY B. SABIN
    -------------------
    Name:
    Title:


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